Exhibit (d)(1)

EXECUTION COPY

SHARE DELIVERY AGREEMENT

THIS SHARE DELIVERY AGREEMENT (“Share Delivery Agreement”) is made as of this day of June 19, 2012, by and between David Zinberg and Marina Zinberg (individually “David Z.” and “Marina Z.” respectively, and collectively, the “Zinbergs”), on the one hand, and Glendon Group, Inc., a Delaware corporation (the “Glendon”), on the other hand.

RECITALS

A.          On May 17, 2012 Glendon,  Bidz Acquisition Company, Inc., a Delaware corporation and wholly owned subsidiary of Glendon (“Merger Sub”), and BIDZ.com, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Glendon (the “Surviving Corporation”), and (ii) the stockholders of the Company (other than  Glendon or any Subsidiary thereof, or the Zinbergs) will receive cash in exchange for their shares of common stock, par value $0.001 per share, of the Company (“Bidz Common Stock”);

B.            As a condition and inducement to Glendon to enter into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, the Zinbergs and Glendon entered  into a Voting Agreement (as amended from time to time, the “Voting Agreement”), by and between the Zinbergs, on the one hand, and Glendon, on the other, pursuant to which the Zinbergs agreed to vote all shares of Bidz Common Stock beneficially owned by them in favor of the adoption of the Merger Agreement and approval of the Merger, subject to the terms and conditions of the Voting Agreement.

C.            As a condition and inducement to the willingness of Glendon and Merger Sub to enter into the Merger Agreement, concurrent with the execution and delivery of the Merger Agreement and the Voting Agreement, the Zinbergs entered into a Contribution Agreement (as amended, the “Contribution Agreement”), by and among Glendon and the Zinbergs, pursuant to which the Zinbergs agreed to contribute to Parent immediately prior to (but subject to) the Effective Time, as defined within the Merger Agreement, all shares of Company Common Stock beneficially owned by them as of immediately prior to the Effective Time, on the terms and subject to the conditions of the Contribution Agreement.

D.            David Z. is a principal stockholder, director and chief executive officer of the Company. Glendon believes that the absence of the continued active involvement of David Z. in the management of the Surviving Corporation would have materially adverse effect upon Glendon and the Surviving Corporation.

E.            Glendon and David Z. have commenced discussions, and desire to continue such discussions and negotiations, and expect to enter into a definitive agreement regarding David Z.’s management role with the Surviving Corporation after the  Merger, which will include, among other things, his continuing management responsibilities, employment compensation and, together with Marina Z., significant (but not necessarily a majority) initial share ownership in Glendon..

F.             Glendon (including by its affiliates) has incurred significant expense, expended significant executive time and effort, and made material commitments in the months leading up to negotiation and execution of the Merger Agreement and other transaction documents, and the Zinbergs acknowledge that Glendon will continue to incur substantial additional costs and other material expenses in furtherance of the transactions contemplated by the Merger Agreement, in amounts that are currently unknown; and that pursuant to the terms of the Merger Agreement, there is no assurance that the Company will consummate the Merger with Merger Sub.

G.            The Zinbergs by this Agreement, desire to acknowledge that as an offset to the substantial costs incurred and to be incurred by Glendon, and as an additional contribution to Glendon, and to agree with Glendon that they shall promptly and irrevocably assign, transfer, contribute and deliver, or cause to be delivered, to the order of Glendon, 500,000 shares of Company Common Stock that are currently owned by  Marina Z. or David Z. (as the Zinbergs may decide or allocate).  Such assignment and transfer shall be made without regard to the occurrence or nonoccurrence of any transaction or other event including but not limited to whether (i) the Merger is completed, (ii) the Zinbergs or either of them become stockholders of Glendon, and (iii) Glendon receives any expense reimbursement, termination fee or other emolument under or pursuant to the Merger Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing premises, and the  mutual covenants contained in this Share Delivery Agreement, the parties hereto agree as follows:

1. Interpretation of this Share Delivery Agreement.

(a) Defined Terms.  Capitalized Terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

(b) Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.

(c) Recitals. The Recitals above are incorporated herein by this reference. The matters stated therein are accepted and agreed by the parties hereto.

2. Delivery and Contribution of Company Common Stock to Glendon.

(a) Concurrently with execution of this Share Delivery Agreement the Zinbergs (or either of them, as determined by Marina Z. and David Z) shall and hereby do contribute, assign, deliver and transfer to Glendon, and Glendon hereby accepts, 500,000 shares of Company Common Stock directly or indirectly beneficially owned by the Zinbergs (the “Zinberg Expense Offset  Shares”), free and clear of all liens, claims, encumbrances and restrictions of any kind whatsoever.  The Zinbergs covenant and agree that other than as herein set forth, the Voting Agreement and the Contribution Agreement remain in full force and effect, Such assignment and transfer of the Zinberg Expense Offset Shares shall be made by the Zinbergs to Glendon without regard to the occurrence or nonoccurrence of any transaction or other event including but not limited to whether (i) the Merger is completed, (ii) the Zinbergs or either of them become stockholders of Glendon, and (iii) Glendon receives any expense reimbursement, termination fee or other emolument under or pursuant to the Merger Agreement.

(b)           The Zinberg Expense Offset Shares shall be deemed as having been delivered by the Zinbergs to Glendon pursuant or in supplement to the Contribution Agreement, and the existence of this Agreement and the delivery of the Zinberg Expense Offset Shares pursuant to the terms of this Agreement shall not be deemed to constitute a breach of the Contribution Agreement.

(c)          The parties acknowledge that the delivery and assignment of the Zinberg Expense Offset Shares is fair and reasonable in light of all of the circumstances existing on the date of this Agreement, including the parties’ estimation of the possible range of expenses to Glendon in the event that the Merger is not consummated, and the consequent benefits to the Zinbergs as a result of the Merger process. The parties agree that the allocation of expenses, benefits, damages or windfalls would be impossible to determine accurately and would be costly and inconvenient.

3. Representations, Warranties and Covenants; Indemnification.

(a) Representations and Warranties of Glendon. Glendon hereby represents and warrants to the Zinbergs as follows:

(i) Organization; Power and Authority. Glendon is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Glendon has the corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.  Before giving effect to the transactions contemplated herein, Glendon does not and will not have any Subsidiaries (other than Merger Sub), and does not and will not beneficially own, directly or indirectly, any Bidz Common Stock or any capital stock or other equity interests in any other Person, other than any beneficial ownership arising solely by virtue of the terms of the Voting Agreement and this Share Delivery Agreement.

(ii) Authorization of Transaction; Agreement Binding. Glendon has full corporate power and authority to execute and deliver, and to perform its obligations under, this Share Delivery Agreement. This Share Delivery Agreement constitutes the valid and legally binding obligation of Glendon, enforceable against Glendon in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency or similar laws which affect creditors’ rights generally.

(iii) No Conflict. The execution, delivery and performance of this Share Delivery Agreement by Glendon does not and will not violate, conflict with, or result in a breach of or default under (A)  Glendon’s or the Merger Sub’s articles of incorporation or bylaws; (B) any applicable law, order, judgment or decree; or (C) any agreement, contract, understanding, mortgage, indenture or other obligation to which Glendon or Merger Sub is a party or by which any of their respective assets or properties are or may be bound.

(b) Representations and Warranties of the Zinbergs. Each of the Zinbergs hereby represents and warrants to Glendon as follows:

(i) Capacity. Each of the Zinbergs has full capacity to execute and deliver, and to perform her or his obligations under, this Share Delivery Agreement.

(ii) Agreement Binding. This Share Delivery Agreement constitutes the valid and legally binding obligation of the Zinbergs, enforceable in accordance with its terms.

(iii) Title to Zinberg Expense Offset  Shares The Zinbergs  jointly and/or severally own the Zinberg Expense Offset  Shares free and clear of any liens, claims, encumbrances and restrictions of any kind whatsoever which reasonably could prevent or delay the assignment, transfer, delivery, and contribution of the Zinberg Expense Offset  Shares upon the terms and subject to the conditions in this Share Delivery Agreement.

(c)           Covenants of Glendon; Indemnification. Glendon covenants that it will comply with all federal and state securities laws with respect to its receipt and possession of the Zinberg Expense Offset Shares, including taking all steps, doing all things and making all filings necessary or proper to disclose the transactions contemplated by this Agreement. Glendon hereby indemnifies and holds harmless the Zinbergs and each of them, for any damages or expenses caused by any breach of Glendon of its covenants in this paragraph.

4. Termination;  Severability. This Share Delivery Agreement and the obligation of the Zinbergs to contribute the Zinberg Expense Offset Shares is irrevocable and is not contingent or subject to offset for any reason whatever, including without limitation the termination of the Merger Agreement for any reason or the termination of the Voting Agreement and the Contribution Agreement in accordance with the respective terms of those agreements. Whenever possible, each provision of this Share Delivery Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Share Delivery Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Share Delivery Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Share Delivery Agreement.

5. Complete Agreement. This Share Delivery Agreement embodies the complete agreement and understanding among the parties with respect to its subject matter and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, relating to the subject matter of this Share Delivery Agreement.

6. Counterparts. This Share Delivery Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied or PDF signature shall be deemed a manually executed and delivered original.

7. Successors and Assigns. This Share Delivery Agreement shall bind and inure to the benefit of and be enforceable by the Zinbergs, Glendon, and their respective successors and permitted assigns and, where applicable, heirs and personal representatives.

8. Choice of Law; Jurisdiction. This Share Delivery Agreement shall be governed and construed in accordance with the laws of the state of California without regard to the conflicts of laws principles thereof and all questions concerning the validity and construction of this Share Delivery Agreement shall be determined in accordance with the laws of such state. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF CALIFORNIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREES, ON BEHALF OF ITSELF AND ON BEHALF OF SUCH PARTY’S SUCCESSOR’S AND ASSIGNS, THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION SUCH PERSON MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

9. Remedies. Each of the parties to this Share Delivery Agreement will be entitled to enforce its rights under this Share Delivery Agreement specifically, to recover damages by reason of any breach of any provision of this Share Delivery Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Share Delivery Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Share Delivery Agreement.

10. Amendments and Waivers. No provision of this Share Delivery Agreement may be amended or waived without the prior written consent or agreement of the Zinbergs and Glendon.

11. Business Days. Whenever the terms of this Share Delivery Agreement  call for the performance of a specific act on a specified date, which date falls on a Saturday, Sunday or legal holiday, the date for the performance of such act shall be postponed to the next succeeding regular business day following such Saturday, Sunday or legal holiday.

12. No Third Party Beneficiary. Except for the parties to this Share Delivery Agreement  and their respective successors and assigns, nothing expressed or implied in this Share Delivery Agreement  is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Share Delivery Agreement .

[Signature page follows]

IN WITNESS WHEREOF, intending to be legally bound hereby, each of the undersigned has duly executed and delivered this Share Delivery Agreement as of the day and year first above written.

GLENDON GROUP, INC.

By:	/s/ Kia Jam
Name:	Kia Jam

Title:	President

Address:	2425 Colorado Blvd.
Suite B-205
Santa Monica, California 90404

/s/ David Zinberg
DAVID ZINBERG

/s/ Marina Zinberg
MARINA ZINBERG

EXHIBIT A

ZINBERG EXPENSE OFFSET SHARES

500,000 shares

Marina Zinberg

Certificate 2117